EX-99.1
                                  News
                   Release

Vectren Corporation

One Vectren Square

Evansville, IN  47708

FOR IMMEDIATE RELEASE
February 2, 2011
Media contact: Chase Kelley, (812) 491-4128 or kckelley@vectren.com

Vectren elects Robert G. Jones to the board of directors

Evansville, Ind. – Vectren Corporation (NYSE:VVC) announced today the election of bank executive Robert G. Jones, to its board of directors. Jones currently serves as president and chief executive officer and a board member of Old National Bancorp (NYSE:ONB) headquartered in Evansville.

Jones joined Old National in September 2004 after a 25-year career at Cleveland-based KeyCorp. Most recently, Jones was chief executive officer of McDonald Investments Inc., a KeyCorp business unit providing brokerage, capital markets, insurance, investment banking, and asset management services.

“We are pleased to welcome Bob to our board of directors. He is an outstanding individual and his financial and overall business expertise will be a great addition,” said Vectren President and CEO Carl Chapman. “His experience, community involvement and proven business leadership will serve all of our stakeholders well.”

The Ashland University graduate serves on the Federal Reserve Bank of St. Louis board of directors, where he is a member of its executive committee and chairs the audit committee. Jones serves on the boards of: the University of Evansville, Evansville Regional Business Council, the Economic Development Coalition of Southwest Indiana, Deaconess Hospital, Riley Children’s Hospital, and Youth Resources of Southwestern Indiana. A frequent advocate for Old National and community banking on Fox News, Fox Business News, CNBC and Bloomberg Television, Jones has received numerous leadership and financial awards.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind.  Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest, Northeast and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit http://www.vectren.com.